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                                                                  EXHIBIT 99.1


                                  PHYCOR, INC.
                       1996 AFFILIATE STOCK PURCHASE PLAN


         PhyCor, Inc., a Tennessee corporation (the "Company"), hereby adopts this 1996 Affiliate Stock Purchase Plan for the benefit of eligible (i) employees of limited liability companies and partnerships in which PhyCor has an equity interest of at least 50% (each a "PhyCor-Related Entity"), (ii) physician employees and other personnel employed by an Affiliated Clinic (as defined below) and (iii) members, partners or shareholders of an Affiliated Clinic (each of the individuals described in (i), (ii) and (iii) being hereinafter referred to as an "Affiliate"). The purpose of this plan is to provide an opportunity for Affiliates to share in the growth and prosperity of the Company by acquiring a proprietary interest in the Company through acquisition of shares of the Company's Common Stock.


                                   ARTICLE I

                                  DEFINITIONS

         As used herein, the following words and phrases shall have the meanings specified below, unless a different meaning is plainly required by the context:

         1.1 "Affiliated Clinic" shall mean any medical clinic with which the Company, a subsidiary thereof or a PhyCor-Related Entity has entered into a management or service agreement.

         1.2 "Administration Agent" shall mean such registered broker-dealer selected by the Board to provide the administrative services with respect to the Plan as set forth herein.

         1.3     "Anniversary Date" shall mean July 1 of each year.

         1.4 "Board" shall mean the Board of Directors of the Company or any committee thereof designated by the Board.

         1.5 "Common Stock" shall mean the Company's Common Stock, no par value per share.

         1.6 The "Company" shall mean PhyCor, Inc., a Tennessee corporation, or its successors.

         1.7 "Contribution Account" shall mean a money market mutual fund account established on behalf of a Participating Affiliate to which the Participating Affiliate's contributions made pursuant to Article IV shall be credited.

         1.8     "Effective Date" shall mean July 1, 1996.





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         1.9     "Eligibility Date" shall mean June 1 of each year.

         1.10 "Purchase Date" shall mean the Nasdaq Stock Market's last trading date during each Plan Year.

         1.11 "Issue Price" shall mean the purchase price of shares of the Company's Common Stock to be charged to Participating Affiliates on the Purchase Date. The Issue Price shall be subject to a Minimum Issue Price as outlined in Section 5.2.

         1.12 "Market Price" shall mean the average of the highest and lowest sales price for the day upon which the Market Price is to be determined or if there are no sales on such date, the average of the highest bid and lowest asked prices of the Common Stock on such date, in either case as reported on the Nasdaq Stock Market. Notwithstanding the foregoing, if there shall be any material alteration in the present system of reporting sales prices of the Common Stock, or if the Common Stock shall no longer be quoted on the Nasdaq Stock Market, the Market Price of the Company's Common Stock as of a particular date shall be determined using such method as shall be determined by the Board.

         1.13 "Participating Affiliate" shall mean any Affiliate opting to participate in the Plan.

         1.14 "Participating Affiliate's Contribution Rate" shall be the amount selected by the Participating Affiliate to be contributed by payroll or partnership distribution deduction to his Contribution Account, as outlined in
Section 4.1.

         1.15 "Plan" shall mean the PhyCor, Inc. 1996 Affiliate Stock Purchase Plan, as set forth herein and all subsequent amendments hereto.

         1.16 "Plan Year" shall mean a 12 month period beginning on July 1 and ending on June 30 of each year.


                                   ARTICLE II

                               ISSUANCE OF STOCK

         The Company hereby reserves 1,500,000 shares of Common Stock for issuance hereunder; provided, that the class and aggregate number of shares which may be issued hereunder shall be subject to adjustment in accordance with the provisions of Article VIII of the Plan. These shares shall be authorized and unissued shares.





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                                  ARTICLE III

                                  ELIGIBILITY

         3.1 Every Affiliate (other than members, partners or shareholders of Affiliated Clinics) on June 1, 1996 whose customary employment is at least twenty (20) hours per week and more than five (5) months in a calendar year shall be eligible to participate as of the Effective Date. Every other Affiliate (other than members, partners or shareholders of Affiliated Clinics) whose customary employment is at least twenty (20) hours per week and more than five (5) months in a calendar year and who is employed on an Eligibility Date shall be eligible to participate as of the next Anniversary Date. All members, partners or shareholders of Affiliated Clinics who are members, partners or shareholders of Affiliated Clinics on June 1, 1996 shall be eligible to participate as of the Effective Date. All other members, partners or shareholders of Affiliated Clinics who are members, partners or shareholders of Affiliated Clinics on an Eligibility Date after the Effective Date shall be eligible to participate as of the next Anniversary Date.

         3.2 Upon becoming a Participating Affiliate, the Affiliate shall be bound by the terms of the Plan, including any amendments hereto. The Administration Agent shall furnish information relating to the Plan and a form for requesting participation to each Affiliate who becomes eligible to participate. If the Affiliate elects to participate, he shall complete such form and file it with the Administration Agent no later than fifteen (15) days prior to the first Effective Date or the next Anniversary Date, as applicable (or the date specified by the Board in the case of the first Plan Year). The completed request for participation shall indicate the amount of the Affiliate's Contribution Rate authorized by the Affiliate in accordance with
Section 4.1. If an Affiliate does not elect to participate in any given Plan Year, he may elect to participate as of any future Anniversary Date if he continues to meet the eligibility requirements and files a request for participation at least fifteen (15) days prior to such Anniversary Date.


                                   ARTICLE IV

                                   ENROLLMENT

         4.1 In order to participate in the Plan, an Affiliate must file with the Administration Agent an election to participate in accordance with
Section 3.2 and must authorize an Affiliated Clinic or a PhyCor-Related Entity, as applicable, to deduct from payroll or partnership distributions, as applicable, and to remit to the Company on behalf of such Affiliate an amount per month, but not less than $10.00 per month. The maximum monthly deduction which a Participating Affiliate may authorize shall be $1,770. Such authorization shall be in writing and on such forms as provided by the Administration Agent. The Company shall promptly transmit such funds to the Administration Agent. Deductions shall begin as of the first business day on





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or after the first day of the Plan Year.  For all purposes of the Plan, a
Participating Affiliate's contributions shall be allocated to and deemed a part of the Participating Affiliate's Contribution Account. Participating Affiliate contributions will not be permitted to begin at any time other than the beginning of a Plan Year. No interest shall accrue or be paid on any amounts withheld under the Plan.

         4.2 The Participating Affiliate's Contribution Rate, once established, shall remain in effect for all Plan Years unless changed by the Participating Affiliate in writing on such forms as provided by the Administration Agent and filed with the Administration Agent at least fifteen
(15) days prior to the next Anniversary Date.

         4.3 At any time during the Plan Year, a Participating Affiliate may notify the Administration Agent that he wishes to discontinue his contributions for a given Plan Year. This notice shall be in writing and on such forms as provided by the Administration Agent and shall become effective as of a date not more than thirty (30) days following its receipt by the Administration Agent.

         4.4 At any time, a Participating Affiliate may notify the Administration Agent that he wishes to discontinue participation in the Plan. This notice shall be in writing and on such forms as provided by the Administration Agent and shall become effective as of a date not more than thirty (30) days following its receipt by the Administration Agent.


                                   ARTICLE V

                            PURCHASE OF COMMON STOCK

         5.1 On each Purchase Date, the Participating Affiliate's Contribution Account shall be used to purchase the lesser of (i) a number of shares of Common Stock as determined by the Board or (ii) the maximum number of whole shares of Common Stock determined by dividing the Issue Price into the balance of the Participating Affiliate's Contribution Account (subject to the limitations set forth in Section 5.2). Any money remaining in a Participating Affiliate's Contribution Account shall be returned to the Participating Affiliate without interest. Any money remaining in a Participating Affiliate's Contribution Account solely as a result of an amount representing a fractional share, however, shall remain in the Participating Affiliate's Contribution Account unless the return of such amount is requested by the Participating Affiliate in writing on a form supplied by the Administration Agent. If such return is not requested, the balance will remain in the Participating Affiliate's Contribution Account to be used in the next Plan Year along with new contributions made in that Plan Year.

         If the total number of shares to be purchased by all Participating Affiliates exceeds the number of shares authorized under Article II of the Plan, a pro-rata allocation of the available shares will be made among all Participating Affiliates based on the amount of their respective payroll or partnership distribution deductions through the Purchase Date.





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         5.2     The Issue Price of the shares of Common Stock issued under the
Plan shall be equal to the lesser of: (i) 85% of the Market Price on the Purchase Date of a Plan Year or (ii) 85% of the Market Price on the first trading date of a Plan Year. The Issue Price is subject, however, to a "Minimum Issue Price" for each Plan Year. The "Minimum Issue Price" for any Plan Year shall be the book value of the Common Stock as of the June 30 prior to the beginning of a Plan Year. Notwithstanding any provision to the contrary, if the Issue Price for any Plan Year is less than the Minimum Issue Price, no shares of Common Stock will be issued pursuant to the Plan and the deductions credited to the Participating Affiliate's Contribution Account shall be returned to the Participating Affiliate without interest.

         5.3 A Participating Affiliate's shares of Common Stock will be deposited in a brokerage account opened on behalf of the Participating Affiliate with the Administration Agent. All fees and commissions associated with the operation of such brokerage account shall be the responsibility of the Participating Affiliate.


                                   ARTICLE VI

                        TERMINATION OF AFFILIATE STATUS

         6.1 Except as noted below, any Participating Affiliate who ceases to qualify for Affiliate status during the Plan Year shall cease participation in the Plan immediately. For example, termination of Affiliate status shall occur as a result of the termination during a Plan Year of any service or management agreement between (i) the Company, any of its subsidiaries, or any PhyCor-Related Entity and (ii) the Affiliated Clinic at which the Affiliate is employed or is a shareholder, member or partner. The balance of the Participating Affiliate's Contribution Account shall be paid without interest to such Participating Affiliate, or his legal representative, as soon as practicable after termination of the Affiliate's status as an Affiliate. Such Participating Affiliate may no longer participate in the Plan.

         6.2 If a Participating Affiliate shall die during a Plan Year no further contributions on behalf of the deceased Participating Affiliate shall be made. The personal representative of the estate of the deceased Participating Affiliate may elect to withdraw the balance in the Participating Affiliate's Contribution Account by notifying the Administration Agent in writing prior to the Purchase Date. In the event no election to withdraw has been made, the balance accumulated in the deceased Participating Affiliate's Contribution Account shall be used to purchase shares of Common Stock in accordance with Article V.





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         6.3     If an Affiliate shall retire for reasons of age or disability as described herein during a Plan Year, no further contributions on behalf of the retired Affiliate shall be made. The Affiliate may elect to withdraw the balance in the Affiliate's Contribution Account by notifying the Administration Agent in writing prior to the Purchase Date. In the event no election to withdraw has been made, the balance accumulated in the retired Affiliate's Contribution Account shall be used to purchase shares of Common Stock in accordance with Article V. For purposes hereof, retirement shall mean (i) the Affiliate is at least sixty (60) years old and has been continuously employed by his or her Affiliated Clinic or PhyCor-Related Entity for a period of at least five (5) years or (ii) the Affiliate is at least fifty-five (55) years old and has been continuously employed by his or her Affiliated Clinic or PhyCor-Related Entity for a period of at least twenty (20) years. Disability shall mean the cessation of employment by reason of permanent disability, within the meaning of such term under and disability policy provided for the Affiliate or, if no such policy exists, then under Section 422(c)(7) of the Internal Revenue Code of 1986, as amended.


                                  ARTICLE VII

                                 ADMINISTRATION

         The Plan shall be administered by the Board. No Board member shall be eligible to participate in the Plan while a member of the Board. All questions of interpretation and application of the Plan shall be subject to the determination of the Board, which shall be final and binding. Notwithstanding the foregoing, however, the Administration Agent shall have such responsibilities with respect to the Plan as are set forth herein.


                                  ARTICLE VIII

                     CHANGES IN COMPANY'S CAPITAL STRUCTURE

         8.1 The existence of the Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the Common Stock or rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

         8.2 In the event of a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend or other increase or reduction of the number of shares of Common Stock outstanding without receiving compensation in money, services or property, then the class of the shares of Common Stock set forth herein and the number of shares of Common Stock reserved pursuant to Article II shall be appropriately adjusted as





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determined by the Board.  The Board's determination shall be final, binding and conclusive.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.1 The Board may at any time or from time to time amend the Plan in any respect. The Company may terminate the Plan at any time. If the Plan is terminated, the date of termination shall be treated as the Purchase Date and all funds in a Participating Affiliate's Contribution Account not expended to purchase shares of Common Stock shall be refunded to the Participating Affiliate without interest.

         9.2 The Company will pay all expenses that may arise in connection with the administration of the Plan.

         9.3 Any headings or subheadings in the Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof. All references in the Plan to Articles and Sections are to Articles and Sections of the Plan unless specified otherwise.

         9.4 The Plan shall be construed in accordance with the laws of the State of Tennessee.

         9.5 The Plan will not be deemed to constitute a contract between the Company and any Affiliate.

         9.6 No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers or directors, as such, of the Company, under or by reason of any of the terms, conditions or agreements contained in the Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against the Company, or any stockholder, officer or director, as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to the Plan, are hereby expressly waived and released by every Participating Affiliate, as a part of the consideration for any benefits provided by the Company under the Plan.

         9.7 With respect to administration of the Plan, the Company shall indemnify each present and future member of the Board in accordance with the provisions of the Company's Amended Bylaws and Restated Charter.

         9.8 The Company's obligation to offer Common Stock through the Administration Agent pursuant to the terms of the Plan is at all times subject to all approvals of and compliance with any governmental authorities required in connection with the authorization, issuance, sale or delivery of such stock as well as state and federal securities laws.





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         9.9     Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. Notwithstanding any of the foregoing, any notice required or permitted to be given by or on behalf of a Participating Affiliate under Section 6.2, Section 6.3 or Article IV hereof, shall only be effective as of the date of its actual receipt. Any party may change, at any time and from time to time, by written notice to the other, the address which it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Administration Agent shall be entitled to use the address of a Participating Affiliate in the Administration Agent's records. Any person entitled to notice hereunder may waive such notice.

         9.10 Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

         IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has executed this instrument this the 10th day of May, 1996.


ATTEST:                                    PHYCOR, INC.


By:      /s/    Thompson S. Dent               By: /s/   Joseph C. Hutts
         ----------------------------          -----------------------------
                    Secretary                           President



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